Exhibit 99.1

Duck Creek Technologies Announces Fourth Quarter and Full Year Fiscal 2021 Financial Results

•	Fourth Quarter Fiscal 2021 Subscription revenue grew 35% year-over-year

•	SaaS Annual Recurring Revenue grew 41% year-over-year

BOSTON, MA Oct. 14, 2021 (GLOBE NEWSWIRE) — Duck Creek Technologies (NASDAQ: DCT), a provider of SaaS-delivered enterprise software to the property & casualty (“P&C”) insurance industry, today announced its financial results for the fourth quarter and fiscal year ended August 31, 2021.

“Duck Creek delivered a strong finish to a great year, highlighted by 41% SaaS ARR growth that was driven by strong demand across all tiers of the global P&C insurance industry,” said Michael Jackowski, Duck Creek’s Chief Executive Officer. “We had a notably strong quarter with Tier 1 carriers, where we expanded our relationships with two existing customers and had several important go-lives.”

Mr. Jackowski added, “We enter fiscal 2022 with significant momentum across our business. The digital transformation of the P&C insurance industry is just getting started and we think that the early success customers are having with Duck Creek is a clear demonstration of the power of our SaaS platform. Our focus this year will be to continue executing on our land and expand strategy and extending the value of Duck Creek OnDemand so that we are best positioned to capitalize on our multi-billion-dollar market opportunity.”

Fourth Quarter 2021 Financial Highlights

Revenue

•

Total revenue for the fourth quarter of fiscal year 2021 was $70.9 million, an increase of 21% from the comparable period in fiscal year 2020. Subscription revenue was $33.2 million, an increase of 35%; services revenue was $27.0 million, an increase of 16%; license revenue was $4.8 million, an increase of 6%; and maintenance revenue was consistent with the prior year at $5.9 million.

Profitability

•	GAAP loss from operations was $4.1 million for the fourth quarter of fiscal year 2021, compared with a GAAP loss from operations of $21.6 million for the comparable period in fiscal year 2020.

•

Non-GAAP income from operations was $4.0 million for the fourth quarter of fiscal year 2021, compared with non-GAAP income from operations of $2.2 million for the comparable period in fiscal year 2020.

•	GAAP net loss was $5.6 million for the fourth quarter of fiscal year 2021, compared with GAAP net loss of $21.5 million for the comparable period in fiscal year 2020.

•	Non-GAAP net income was $2.6 million for the fourth quarter of fiscal year 2021, compared with non-GAAP net income of $2.3 million for the comparable period in fiscal year 2020.

•

GAAP net loss per share was $0.04, based on basic weighted average shares outstanding of approximately 131.7 million shares as of August 31, 2021. Non-GAAP net income per share was $0.02 based on fully diluted weighted average shares outstanding of approximately 134.8 million shares as of August 31, 2021.

•	Adjusted EBITDA was $4.8 million for the fourth quarter of fiscal 2021, compared with adjusted EBITDA of $3.0 million for the comparable period in fiscal year 2020.

Full Year Fiscal 2021 Financial Highlights

Revenue

•

Total revenue for the fiscal year 2021 was $260.4 million, an increase of 23% from fiscal year 2020. Subscription revenue was $125.3 million, an increase of 49%; services revenue was $98.6 million, an increase of 5%; license revenue was $12.2 million, an increase of 23%; and maintenance revenue was $24.3 million, an increase of 3%.

•	SaaS annual recurring revenue, or SaaS ARR, was $135.3 million as of August 31, 2021, an increase of 41% from fiscal year 2020.

Profitability

•	GAAP loss from operations was $15.4 million for the fiscal year 2021, compared with a GAAP loss from operations of $28.7 million in fiscal year 2020.

•	Non-GAAP income from operations was $13.8 million for the fiscal year 2021, compared with non-GAAP income from operations of $8.6 million in fiscal year 2020.

•	GAAP net loss was $16.9 million for the fiscal year 2021, compared with GAAP net loss of $29.9 million in fiscal year 2020.

•	Non-GAAP net income was $10.7 million for the fiscal year 2021, compared with non-GAAP net income of $6.7 million in fiscal year 2020.

•

GAAP net loss per share was $0.13, based on basic weighted average shares outstanding of approximately 131.1 million shares as of August 31, 2021. Non-GAAP net income per share was $0.08 based on fully diluted weighted average shares outstanding of approximately 134.1 million shares as of August 31, 2021.

•	Adjusted EBITDA was $16.9 million for the fiscal year 2021, compared with adjusted EBITDA of $11.7 million in fiscal year 2020.

Liquidity

•

As of August 31, 2021, Duck Creek had $185.7 million in cash and cash equivalents, $192.0 million in short term investments and no debt. Duck Creek had $7.5 million in cash provided by operating activities and had free cash flow of $6.9 million during the fourth quarter of fiscal year 2021, compared with $17.5 million in cash provided by operating activities and free cash flow of $16.3 million in the comparable period in fiscal year 2020.

The information presented above includes non-GAAP financial measures such as “non-GAAP income from operations,” “adjusted EBITDA,” “non-GAAP net income,” “non-GAAP net income per share,” and “free cash flow.” Refer to “Non-GAAP Financial Measures and Other Metrics” for a discussion of these measures and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Business Outlook

Duck Creek is issuing the following outlook for the first quarter of fiscal 2022 and full year of fiscal 2022 based on current expectations as of October 14, 2021:

	First Quarter Fiscal 2022	Full Year Fiscal 2022
Revenue	$68.0 million to $70.0 million	$292.0 million to $300.0 million
Subscription Revenue	$34.0 million to $35.0 million	$151.0 million to $155.0 million
Adjusted EBITDA	$2.5 million to $3.5 million	$16.0 million to $18.0 million

Conference Call Information

Duck Creek Technologies will host a conference call today, October 14, 2021, at 5:00 p.m. (Eastern Time) to discuss Duck Creek’s financial results and business outlook. A live webcast of the call will be available on the “Investor Relations” page of the Duck Creek’s website at https://ir.duckcreek.com/. To access the call by phone, dial 1-833-570-1119 (domestic) or 1-914-987-7066 (international). A replay of this conference call will be available for a limited time at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) using conference ID 7257418. A replay of the webcast will also be available for a limited time at https://ir.duckcreek.com/.

About Duck Creek Technologies

Duck Creek Technologies is a leading provider of core system solutions to the P&C and General insurance industry. By accessing Duck Creek OnDemand, the company’s enterprise Software-as-a-Service solution, insurance carriers are able to navigate uncertainty and capture market opportunities faster than their competitors. Duck Creek’s functionally-rich solutions are available on a standalone basis or as a full suite, and all are available via Duck Creek OnDemand.

Forward Looking Statements

This press release includes certain disclosures which contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “expect,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “forecast,” “outlook” and variations of these terms or the negative of these terms and similar expressions. Forward-looking statements, including statements regarding Duck Creek’s expected outlook for first quarter fiscal 2022 and full year fiscal 2022, are based on Duck Creek’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Duck Creek’s most recent Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on November 3, 2020, as supplemented by Duck Creek’s subsequent public filings. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the impact of pandemics, including the on-going COVID-19 pandemic, on U.S. and global economies, Duck Creek’s business and results and financial condition, its employees, demand for its products, sales and implementation cycles, and the health of its customers’ and partners’ businesses; Duck Creek’s history of losses; changes in Duck Creek’s product revenue mix as it continues to focus on sales of its SaaS solutions, which will cause fluctuations in its results of operations and cash flows between periods; Duck Creek’s reliance on orders and renewals from a relatively small number of customers for a substantial portion of its revenue, and the substantial negotiating leverage customers have in renewing and expanding their contracts for Duck Creek’s solutions; the success of Duck Creek’s growth strategy focused on SaaS solutions and its ability to develop or sell its solutions into new markets or further penetrate existing markets; Duck Creek’s ability to manage its expanding operations; intense competition in Duck Creek’s market; third parties may assert Duck Creek is infringing or violating their intellectual property rights; U.S. and global market and economic conditions, particularly adverse in the insurance industry; additional complexity, burdens and volatility in connection with Duck Creek’s international sales and operations; the length and variability of Duck Creek’s sales and implementation cycles; data breaches, unauthorized access to customer data or other disruptions of Duck Creek’s solutions; the significant influence of Duck Creek’s largest shareholders on its management, business plans, and policies and any conflicts of interests therewith; and Duck Creek’s continued reliance on “controlled company” exemptions under the corporate governance standards of Nasdaq during the applicable phase-in periods.

Any forward-looking statement in this release speaks only as of the date of this release. Duck Creek undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Non-GAAP Financial Measures and Other Metrics

This press release contains the following non-GAAP financial measures: non-GAAP gross margin, non-GAAP income from operations, adjusted EBITDA, non-GAAP net income, non-GAAP net income per share, and free cash flow. Adjusted EBITDA excludes provision for income taxes, other (income) expense, interest expense, net, depreciation of property and equipment, amortization of intangible assets, share-based compensation expense, and change in fair value of contingent earnout liability. Non-GAAP income from operations excludes share-based compensation expense, amortization of intangible assets, and change in fair value of contingent earnout liability. Non-GAAP gross margin excludes share-based compensation expense, amortization of intangible assets, and amortization of capitalized internal-use software. Non-GAAP net income excludes share-based compensation expense, amortization of intangible assets and change in fair value of contingent earnout liability and the tax effect of such adjustments. Free cash flow consists of net cash provided by operating activities less cash used for purchases of property and equipment and capitalized internal-use software. See below for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Other metrics include SaaS ARR and SaaS Net Dollar Retention, which are calculated for all SaaS continuing software services, excluding the subscription revenue related to one legacy contract for a service no longer offered separately by Duck Creek. SaaS ARR is calculated by annualizing recurring revenue recorded in the last month of the measurement period. SaaS Net Dollar Retention is a rate calculated by annualizing recurring revenue recorded in the last month of the measurement period for those customers in place throughout the entire measurement period. We divide the result by annualized recurring revenue from the month that is one year prior to the end of the measurement period, for all customers in place at the beginning of the measurement period.

Duck Creek believes that these non-GAAP financial measures and other metrics provide useful information to management and investors regarding certain financial and business trends relating to Duck Creek’s financial condition and results of operations. Duck Creek’s management uses these non-GAAP financial measures and other metrics to manage its business, make planning decisions, evaluate its performance and allocate resources. Duck Creek believes that the use of these non-GAAP financial measures and other metrics help investors and analysts in comparing its results across reporting periods on a consistent basis by excluding items that Duck Creek does not believe are indicative of its core operating performance. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, including net income and cash flows from operating activities.

These non-GAAP financial measures are not universally consistent calculations, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than Duck Creek does or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance or liquidity under GAAP. In order to facilitate a clear understanding of its consolidated historical operating results, readers should examine Duck Creek’s non-GAAP financial measures in conjunction with its historical GAAP financial information.

To the extent that Duck Creek provides guidance on a non-GAAP basis, it does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for the charges reflected in Duck Creek’s reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Investor Contact:

Brian Denyeau

ICR

646-277-1251

Brian.denyeau@icrinc.com

Media Contact:

Paul Rechichi

Racepoint Global

617 624 3295

prechichi@racepointglobal.com

Sam A. Shay

Duck Creek Technologies

857 201 5784

sam.shay@duckcreek.com

Duck Creek Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited, in thousands except share and per share amounts)

	As of August 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$185,657	$389,878
Short-term investments	191,981	—
Accounts receivable, net	34,629	29,149
Unbilled revenue	24,423	18,121
Prepaid expenses and other current assets	14,381	12,186

Total current assets	451,071	449,334
Property and equipment, net	14,305	18,113
Operating lease assets	17,798	18,171
Goodwill	272,455	272,455
Intangible assets, net	65,359	81,687
Deferred tax assets	2,331	1,550
Unbilled revenue, net of current portion	1,401	3,487
Other assets	19,413	16,303

Total assets	$844,133	$861,100

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,070	$1,802
Accrued liabilities	46,437	58,202
Contingent earnout liability	5,462	3,701
Lease liability	4,110	3,611
Deferred revenue	29,577	30,397

Total current liabilities	87,656	97,713
Contingent earnout liability, net of current portion	—	3,391
Lease liability, net of current portion	21,273	21,739
Deferred revenue, net of current portion	—	379
Other long-term liabilities	4,466	4,121

Total liabilities	113,395	127,343

Stockholders’ equity
Common stock, 134,625,379 shares issued and 132,000,317 shares outstanding at August 31, 2021, 133,269,301 shares issued and 130,713,745 shares outstanding at August 31, 2020, 300,000,000 shares authorized at August 31, 2021 and August 31, 2020, par value $0.01 per share	1,346	1,333
Preferred stock, 0 shares outstanding, 50,000,000 shares authorized at August 31, 2021 and August 31, 2020, par value $0.01 per share	—	—
Treasury stock, common shares at cost; 2,625,062 shares at August 31, 2021 and 2,555,556 shares at August 31, 2020	(67,764)	(64,688)
Accumulated deficit	(41,265)	(24,334)
Accumulated other comprehensive income	64	—
Additional paid in capital	838,357	821,446

Total stockholders’ equity	730,738	733,757

Total liabilities and stockholders’ equity	$844,133	$861,100

Duck Creek Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited, in thousands except share and per share amounts)

	Three Months Ended August 31,		Twelve Months Ended August 31,
(dollars in thousands)	2021	2020	2021	2020
Revenue
Subscription	$33,198	$24,631	$125,267	$83,999
License	4,759	4,483	12,171	9,914
Maintenance and support	5,881	5,889	24,285	23,680
Professional services	27,016	23,319	98,627	94,079

Total revenue	70,854	58,322	260,350	211,672

Cost of revenue
Subscription	13,726	10,031	47,266	34,902
License	519	506	1,888	1,853
Maintenance and support	854	863	3,410	3,338
Professional services	14,665	18,243	57,522	57,082

Total cost of revenue	29,764	29,643	110,086	97,175

Gross margins	41,090	28,679	150,264	114,497

Operating expenses
Research and development	12,509	14,628	48,549	44,052
Sales and marketing	13,734	16,766	54,124	50,305
General and administrative	18,391	18,746	62,664	48,662
Change in fair value of contingent consideration	584	112	293	133

Total operating expense	45,218	50,252	165,630	143,152

Loss from operations	(4,128)	(21,573)	(15,366)	(28,655)
Other (expense) income, net	(578)	737	431	641
Interest (expense) income, net	(13)	30	(100)	(356)

Loss before income taxes	(4,719)	(20,806)	(15,035)	(28,370)
Provision for income taxes	840	673	1,896	1,562

Net loss	$(5,559)	$(21,479)	$(16,931)	$(29,932)

Net loss per share information[1]
Net loss per share of common stock, basic and diluted	$(0.04)	nm	$(0.13)	nm
Weighted average shares of common stock, basic and diluted	131,733,254	nm	131,114,791	nm

Cost of revenue and operating expenses amounts in the Consolidated Statements of Operations include share-based compensation expense as disclosed in the following table:

	Three Months Ended August 31,		Twelve Months Ended August 31,
	2021	2020	2021	2020
Cost of subscription revenue	$127	$405	$429	$415
Cost of maintenance and support revenue	7	24	29	28
Cost of services revenue	705	4,581	2,708	4,683
Research and development	487	3,844	1,992	4,128
Sales and marketing	716	5,326	3,209	5,581
General and administrative	1,530	5,524	4,510	6,273

Total share-based compensation expense	$3,572	$19,704	$12,877	$21,108

(1)

Prior to Duck Creek’s initial public offering in August 2020, there were no shares of common stock outstanding, and the membership structure of Duck Creek Technologies consisted of limited partnership units. GAAP earnings per share for Q4 2020 and fiscal year 2020 have not been presented as they resulted in values that would not be meaningful to the users of this earnings release because they only reflect the operations of Duck Creek for the 17 day period subsequent to the IPO.

Duck Creek Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	For the Three Months Ended August 31,		For the Twelve Months Ended August 31,
	2021	2020	2021	2020
Operating activities:
Net loss	$(5,559)	$(21,479)	$(16,931)	$(29,932)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation of property and equipment	759	793	3,136	3,143
Amortization of capitalized software	534	497	2,040	703
Amortization of intangible assets	4,066	4,268	16,328	17,070
Impairment of right of use asset	1,883	1,660	1,883	1,660
Impairment of leasehold improvements	702	1,132	702	1,132
Amortization of deferred financing fees	29	28	114	134
Share-based compensation expense	3,572	19,704	12,877	21,108
Loss on change in fair value of contingent earnout liability	584	112	293	133
Bad debt expense	441	32	1,105	97
Deferred taxes	(105)	(544)	(781)	(690)
Other non-cash items	49	—	12	—
Changes in operating assets and liabilities
Accounts receivable	2,108	505	(6,585)	(3,796)
Unbilled revenue	(757)	2,912	(4,216)	1,730
Prepaid expenses and other current assets	(2,572)	(6,396)	(2,310)	(6,300)
Other assets	(2,734)	(1,663)	(3,110)	(5,764)
Accounts payable	666	123	1,561	(181)
Accrued liabilities	3,172	7,070	(3,230)	16,393
Deferred revenue	830	6,400	(1,199)	6,614
Operating leases	(149)	(67)	(1,477)	132
Cash settlement of vested phantom stock	(168)	—	(9,243)	—
Other long-term liabilities	181	2,391	345	2,339

Net cash provided by (used in) operating activities	7,532	17,478	(8,686)	25,725

Investing activities:
Purchase of short-term investments	—	—	(287,912)	—
Maturities of short-term investments	63,982	—	95,982	—
Capitalized internal-use software	(62)	(453)	(926)	(2,893)
Purchase of property and equipment	(521)	(690)	(1,355)	(3,854)

Net cash provided by (used in) investing activities	63,399	(1,143)	(194,211)	(6,747)

Financing activities:
Proceeds from follow-on offering, net of issuance costs	—	433,657	3,452	433,657
Payment of deferred IPO costs	—	2,552	(3,650)	—
Payment of deferred Class E offering costs	—	225,952	(192)	—
Proceeds from issuance of Class E Units, net of issuance costs	—	—	—	438,840
Payment on redemption of Class A and Class B Units	—	(200,000)	—	(398,000)
Purchase of non-controlling interest		(43,125)		(43,125)
Purchase of treasury stock	(3,019)	(64,688)	(3,076)	(64,688)
Proceeds from stock option exercises	2,108	—	4,065	—
Payments of contingent earnout liability	—	—	(1,923)	(3,555)
Proceeds from revolving credit facility	—	—	—	5,000
Payments on revolving credit facility	—	—	—	(9,000)
Payment of deferred financing costs	—	—	—	(228)

Net cash (used in) provided by financing activities	(911)	354,348	(1,324)	358,901

Net increase (decrease) in cash and cash equivalents	70,020	370,683	(204,221)	377,879
Cash and cash equivalents – beginning of period	115,637	19,195	389,878	11,999

Cash and cash equivalents – end of period	$185,657	$389,878	$185,657	$389,878

Duck Creek Technologies, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended August 31,		Twelve Months Ended August 31,
($ in thousands)	2021	2020	2021	2020
GAAP Gross Margin	$41,090	$28,679	$150,264	$114,497
Share-based compensation expense	839	5,010	3,166	5,125
Amortization of intangible assets	1,165	1,186	4,724	4,746
Amortization of capitalized internal-use software	534	497	2,040	703

Non-GAAP Gross Margin	$43,628	$35,372	$160,194	$125,071

	Three Months Ended August 31,		Twelve Months Ended August 31,
($ in thousands)	2021	2020	2021	2020
GAAP Loss from Operations	$(4,128)	$(21,573)	$(15,366)	$(28,655)
Share-based compensation expense	3,572	19,704	12,877	21,108
Amortization of intangible assets	3,972	3,994	15,954	15,975
Change in fair value of contingent earnout liability	584	112	293	133

Non-GAAP Income from Operations	$4,000	$2,237	$13,758	$8,561

	Three Months Ended August 31,		Twelve Months Ended August 31,
($ in thousands)	2021	2020	2021	2020
GAAP Net Loss	$(5,559)	$(21,479)	$(16,931)	$(29,932)
Provision for income taxes	840	673	1,896	1,562
Other (income) expense	578	(737)	(431)	(641)
Interest expense, net	13	(30)	100	356
Depreciation of property and equipment	759	793	3,136	3,143
Amortization of intangible assets	3,972	3,994	15,954	15,975
Share-based compensation expense	3,572	19,704	12,877	21,108
Change in fair value of contingent earnout liability	584	112	293	133

Adjusted EBITDA	$4,759	$3,030	$16,894	$11,704

Adjusted EBITDA as a percent of total revenue	7%	5%	6%	6%

	Three Months Ended August 31,			Twelve Months Ended August 31,
($ in thousands)	2021	Per Share	2020	2021	Per Share	2020
GAAP Net Loss (1)	$(5,559)	$(0.04)	$(21,479)	$(16,931)	$(0.13)	$(29,932)
Add: GAAP tax provision	840		673	1,896		1,562

GAAP pre-tax loss	(4,719)		(20,806)	(15,035)		(28,370)

Share-based compensation expense	3,572		19,704	12,877		21,108
Amortization of intangible assets	3,972		3,994	15,954		15,975
Change in fair value of contingent earnout liability	584		112	293		133

Non-GAAP pre-tax income	3,409		3,004	14,089		8,846

Non-GAAP tax provision applied at a 24% tax rate (2)	818		721	3,381		2,123

Non-GAAP Net Income (1)	$2,591	$0.02	$2,283	$10,708	$0.08	$6,723

Shares used in computing Non-GAAP income per share amounts:(1)
GAAP weighted-average shares - basic and diluted	131,733,254		nm	131,114,791		nm
Non-GAAP dilutive shares excluded from GAAP loss per share calculation	3,022,585		nm	3,022,585		nm

Non-GAAP weighted-average shares - diluted	134,755,839		nm	134,137,376		nm

(1)

Prior to Duck Creek’s initial public offering in August 2020, there were no shares of common stock outstanding, and the membership structure of Duck Creek Technologies consisted of limited partnership units. GAAP and Non-GAAP earnings per share for Q4 2020 and fiscal year 2020 have not been presented as they resulted in values that would not be meaningful to the users of this earnings release because they only reflected the operations of Duck Creek for the 17-day period subsequent to the IPO.

(2)

Our GAAP tax provision is primarily related to state taxes and income taxes in profitable foreign jurisdictions. We maintain a full valuation allowance against our deferred tax assets in the U.S. For purposes of determining our Non-GAAP Net Income, we have applied a tax rate of 24% which represents our estimated effective tax rate once we are profitable on a GAAP basis.

	Three Months Ended August 31,		Twelve Months Ended August 31,
($ in thousands)	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$7,532	$17,478	$(8,686)	$25,725
Purchases of property and equipment	(521)	(690)	(1,355)	(3,854)
Capitalized internal-use software	(62)	(453)	(926)	(2,893)

Free Cash Flow	$6,949	$16,335	$(10,967)	$18,978